Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2013 Second Quarter Results

Second quarter sales increased 7% to $498.2 million; Diluted EPS of $0.46 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 8, 2013--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for the second quarter ended March 30, 2013.

The Company reported net sales of $498.2 million, a 7 percent increase over the comparable fiscal 2012 period. The Company’s Garden and Pet segments both delivered higher revenues during the quarter. The Company’s second quarter operating income was $46.7 million, compared to operating income of $45.2 million in the second quarter of 2012. Net income was $22.2 million, or $0.46 per fully diluted share, compared with net income of $21.6 million or $0.45 per fully diluted share in the second quarter of 2012.

“Although our revenues grew during the quarter, our margins and bottom line results were unsatisfactory. We are taking decisive action to improve our results,” said John Ranelli, President and CEO of Central Garden & Pet. Mr. Ranelli continued, “Since taking over the role of CEO during the middle of the quarter, I have met with many of our customers and employees and it is clear to me that they have a strong belief in Central and our brands. As we move forward, we will be more customer-focused on delivering premier levels of service, innovation and quality, while still reducing costs. This balanced approach should enable us to drive increased revenue and profits for our shareholders in the future.”

The Company believes it is likely that its fiscal third quarter 2013 results will be lower than the prior year. In fiscal 2012, the Company's third quarter results included the shipment of orders deferred from the second quarter due to supply chain disruptions and the initial sell-in of flea and tick products to a new channel. These events will not recur in the third quarter of 2013.

Second Quarter and Year-to-Date Details

Net sales for the Garden segment for the quarter were $263.4 million, a gain of 8 percent over the second quarter of 2012, benefitting from higher bird feed sales and initial sales of the company’s new innovative Amdro Powerflex and Pennigton Smart Feed products. The Garden segment’s branded product sales for the quarter increased $17.5 million, or 8 percent, to $229.2 million while sales of other manufacturers’ products were $34.2 million, an increase of 5 percent compared with the second quarter of 2012. The Garden segment’s operating margin declined during the quarter, impacted by lower gross margins in its decor and fertilizer businesses as well as higher marketing expenses. For the second quarter, the Garden segment’s operating income was $34.0 million, down from $36.6 million in the second quarter of 2012.

Net sales for the Pet segment for the quarter were $234.8 million, a gain of 6 percent over the second quarter of 2012, benefitting from higher bird feed sales, strength in the dog and cat care business, and higher professional sales. The Pet segment’s branded product sales for the quarter increased $13.3 million, or 7 percent, to $193.1 million while sales of other manufacturers’ products were $41.7 million, a decrease of 2 percent compared with the second quarter of 2012. The Pet segment’s operating margin rose during the quarter, benefitting from a greater percentage of sales from its higher-margined businesses. For the second quarter, the Pet segment’s operating income was $27.5 million, up from $21.0 million in the prior-year period.

For the six months ending March 30, 2013, the Company reported net sales of $790.7 million, up from $769.0 million in the comparable 2012 period. Branded products sales were $661.7 million, up 4 percent over the comparable 2012 period. Sales of other manufacturers' products decreased 2 percent to $128.9 million. Operating income for the period was $33.7 million compared to $33.9 million in the prior year. Net income for the six months ended March 30, 2013 was $6.9 million compared to $8.5 million in the comparable 2012 period. Earnings per fully diluted share were $0.14 compared to $0.18 per fully diluted share in the year ago period.

At March 30, 2013, the Company’s cash and short term investments balance totaled $29.1 million. Net interest expense was $10.9 million for the quarter and $10.4 million in the prior year period. Depreciation and amortization expense was $8.3 million up from $7.6 million in the second quarter of 2012. The Company’s effective tax rate for the second quarter was 36 percent compared to 37 percent in the prior year period.

Total debt at March 30, 2013 was $593.7 million compared to $566.9 million at March 24, 2012. The quarter ending total leverage ratio, as defined in the Company’s senior credit facility, at its seasonally high point, was 5.1x. During the second quarter, the Company repurchased $1.5 million of its common stock under its Board approved $100 million share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter and fiscal 2013 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial 412-317-6789 and enter passcode 10025918. A replay of the call will be available for three weeks by dialing 412-317-0088 and entering passcode 10025918.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, VITA FLEX® and HORSE HEALTHTM PRODUCTS. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,500 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for lower fiscal 2013 results and future increased revenue and profitability from the Company’s transformation and other initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

			(See Note 1)
	March 30,	March 24,	September 29,
ASSETS	2013	2012	2012
Current assets:
Cash and cash equivalents	$11,284	$10,281	$48,475
Short term investments	17,820	17,820	22,705
Accounts receivable (less allowance for doubtful accounts of $21,201, $15,580 and $18,574)	322,190	309,299	202,422
Inventories	435,883	380,812	330,032
Prepaid expenses and other	59,408	47,727	48,149
Total current assets	846,585	765,939	651,783

Land, buildings, improvements and equipment—net	193,673	182,569	191,163
Goodwill	210,223	210,223	210,223
Other intangible assets—net	76,762	82,100	78,853
Deferred income taxes and other assets	19,338	19,243	17,525
Total	$1,346,581	$1,260,074	$1,149,547

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$165,691	$150,605	$126,662
Accrued expenses	76,915	75,004	79,491
Current portion of long-term debt	271	339	331
Total current liabilities	242,877	225,948	206,484

Long-term debt	593,424	566,603	449,483
Other long-term obligations	34,651	18,576	28,697

Equity:
Common stock, $.01 par value: 12,246,751, 12,252,443, and 12,247,571 shares outstanding at March 30, 2013, March 24, 2012 and September 29, 2012	122	123	122
Class A common stock, $.01 par value: 35,206,896, 34,325,662 and 34,706,902 shares outstanding at March 30, 2013, March 24, 2012 and September 29, 2012	352	343	347
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	386,756	379,902	382,195
Accumulated earnings	86,448	67,078	79,718
Accumulated other comprehensive income	932	1,312	1,539
Total Central Garden & Pet Company shareholders’ equity	474,626	448,774	463,937
Noncontrolling interest	1,003	173	946
Total equity	475,629	448,947	464,883
Total	$1,346,581	$1,260,074	$1,149,547
See notes to condensed consolidated financial statements.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2013	March 24, 2012	March 30, 2013	March 24, 2012
Net sales	$498,169	$466,903	$790,666	$768,969
Cost of goods sold and occupancy	344,999	319,207	560,537	540,535
Gross profit	153,170	147,696	230,129	228,434
Selling, general and administrative expenses	106,424	102,474	196,477	194,492
Income from operations	46,746	45,222	33,652	33,942
Interest expense	(10,937)	(10,468)	(21,252)	(20,015)
Interest income	27	28	92	56
Other income (expense)	(48)	(7)	(1,029)	(121)
Income before income taxes and noncontrolling interest	35,788	34,775	11,463	13,862
Income taxes	12,828	12,808	3,850	5,162
Income including noncontrolling interest	22,960	21,967	7,613	8,700
Net income attributable to noncontrolling interest	764	344	686	167
Net income attributable to Central Garden & Pet Company	$22,196	$21,623	$6,927	$8,533

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.46	$0.46	$0.14	$0.18
Diluted	$0.46	$0.45	$0.14	$0.18

Weighted average shares used in the computation of net income per share:
Basic	48,064	47,343	47,968	47,576
Diluted	48,740	48,036	48,766	48,191

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations